EXHIBIT 99

FLEXO UNIVERSAL, S.A. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2014

1

FLEXO UNIVERSAL, S.A. DE C.V.

I N D E X

1.-	Independent Auditors’ Report.	3

2.-	Balance Sheet.	4

3.-	Statement of (Loss) Income.	5

4.-	Statements of Changes in Stockholders’ Equity.	6

5.-	Statement of Cash Flow.	7

6.-	Notes to the Financial Statements.	8

2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S.A. de C.V.

We have audited the accompanying balance sheet of Flexo Universal, S.A. de C.V. as of December 31, 2014, and the related statements of comprehensive income, stockholders' equity and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position Flexo Universal, S.A. de C.V., as of December 31, 2014 and the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

HLB Vargas Graf y Cia., S.C

C.P.C. Antonio Vargas Aceves

Certified Public Accountant

Partner

March 18, 2015.

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FLEXO UNIVERSAL, S.A. DE C.V.
BALANCE SHEET AS OF DECEMBER 31, 2014 AND 2013
( In Mexican pesos )
(Notes 1 & 2)

	2014	2013
CURRENT ASSETS:

Cash and cash equivalents	$1,831,998	$7,665,359
Accounts receivables	40,413,382	31,849,060
Other accounts receivables (Note 3)	3,840,861	2,432,251
Related parties (Note 4)	15,942,740	6,932,855
Inventories (Note 5)	49,368,070	42,533,663
Total current assets	111,397,051	91,413,188

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	7,771,767	8,037,530

Warranty deposits	1,287,837	2,158,904

Other assets	766,543	851,314

Deferred income tax (Note 13)	594,582	1,590,308

Total non current assets	10,420,729	12,638,056

TOTAL ASSETS	$121,817,780	$104,051,244

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$18,016,793	$16,776,719
ISR payable	3,342,273	3,795,009
PTU reserve	448,098	1,652,990
Current portion of long term liabilities to related parties (Note 8)	9,449,593	7,463,029
Total current liabilities	31,256,757	29,687,747

LONG TERM LIABILITIES

Long term liabilities to related parties (Note 8)	2,807,062	2,709,448

Total long term liabilities	2,807,062	2,709,448

TOTAL LIABILITIES	34,063,819	32,397,195

STOCKHOLDERS' EQUITY

Capital stock (Note 10)	47,410,945	44,934,998
Legal Reserve	1,393,404	670,811
Accumulated results	22,830,186	11,596,368
Period's net (loss) profit	16,119,426	14,451,872
TOTAL STOCKHOLDERS' EQUITY	87,753,961	71,654,049

Contingencies (Note 12)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUTIY	$121,817,780	$104,051,244

The enclosed notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S.A. DE C.V.
STATEMENT OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2014 AND 2013
( In Mexican pesos )

	2014	2013

Net sales	$169,425,816	$167,813,166
Cost of products sold	(126,903,053)	(134,984,000)
GROSS PROFIT	42,522,763	32,829,166

Operating expenses
Administration and sales expenses	(17,381,574)	(16,914,750)
Other income, (expenses) - net	(1,062,665)	2,143,169
	(18,444,239)	(14,771,581)

OPERATION NET PROFIT	24,078,523	18,057,585

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	861,038	551,112
interest - net	(1,107,052)	(1,445,767)
	(246,014)	(894,655)

PROFIT BEFORE INCOME TAXES AND EPS	23,832,509	17,162,930

Employees' profit sharing	(361,222)	(1,574,698)
Income tax	(6,356,134)	(3,666,979)
Deferred income tax	(995,726)	2,530,619
	(7,713,083)	(2,711,058)

NET PROFIT	$16,119,426	$14,451,872

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S.A. DE C.V.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
( In Mexican pesos )

	2014	2013

CAPITAL STOCK

Initial period balance	$44,934,998	$5,099,052
Capital stock increase (Note 10)	2,475,947	39,857,357
Capital stock decrease (Note 10)		(21,411)
Initial and final period balance	47,410,945	44,934,998

LEGAL RESERVE

Initial period balance	670,811	346,626
Transfer from accumulated results (Note 11)	722,593	324,185
Final period balance	1,393,404	670,811

ACCUMULATED RESULTS

Initial period balance	11,596,368	5,436,849
Transfer from net profit (loss)	14,451,872	6,483,704
Transfer of 5% over profit period 2012, to legal reserve	(722,593)	(324,185)
Dividends	(2,495,461)
Final period balance	22,830,186	11,596,368

NET PROFIT (LOSS)

Initial period balance	14,451,872	6,483,704
Transfer to accumulated results	(14,451,872)	(6,483,704)
Net profit	16,119,426	14,451,872
Final period balance	16,119,426	14,451,872

TOTAL	$87,753,961	$71,654,049

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S.A. DE C.V.
CASH FLOW STATEMENT
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

( In Mexican pesos )

	2014	2013
OPERATING ACTIVITIES:

Net profit	$16,119,426	$14,451,872

Items related with investment activities
Depreciation	2,191,987	2,694,889
Balance canceled due to defered flat tax abrogation	-	(2,484,345)
Items related with financing activities
Interest	1,107,052	1,445,766
	19,418,465	16,108,182

Trade debtors and other receivables (increase) decrease	(18,982,817)	475,596
Inventories increase	(6,834,407)	(2,947,250)
Other assets (increase) decrease	1,951,564	(1,297,538)
Liabilities to related parties increase (decrease)	1,986,564	(35,670,377)
Suppliers and other liabilities (decrease) increase	35,182	(1,557,629)
Taxes paid	(452,736)	(5,783,110)

Net cash flow from financial activities	(2,878,185)	(30,672,126)

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	(1,926,224)	(2,373,808)

	(1,926,224)	(2,373,808)
FINANCING ACTIVITIES:

Long term liabilities to related parties	97,614	(846,994)
Paid interest	(1,107,052)	(1,445,766)
Dividends	(2,495,461)
Increase Social Capital (capitalization of liabilities)	-	39,857,357
Social Capital (Decrease) increase	2,475,947	(21,411)
	(1,028,952)	37,543,186

INCREASE IN CASH AND CASH EQUIVALENTS	$(5,833,361)	$4,497,252

Cash and cash equivalents at beginning of year	$7,665,359	$3,168,107
Cash and cash equivalents at end of year	$1,831,998	$7,665,359

The accompanying notes are an integral part of these financial statements

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NOTES TO FINACIAL STATEMENTS

FLEXO UNIVERSAL, S.A. DE C.V.

As of December 31st, 2014 and 2013

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal, S.A. de C.V. (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.8260% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The main accounting policies adopted by the company are in accordance with Financial Reporting Standards applicable Mexico (FRS), as well as the Interpretations to Financial Reporting Standards (FRS), only in a supplementary way International Financial Reporting Standards (IFRS) will apply.

The company prepares its financial statements according to FRS except for 1) lack of recognition of the inflation effects according to standard FRS B-10, this standard requires that operations are registered at its historical value and that the inflation effects are recognized for those operations and, consequently, in its financial statements. Inflation effects have to be recognized in an integral manner, performing an upgrade of the non-monetary assets (fixed assets and inventories) as well as the items that integrate the capital stock including the period’s net profit or loss, and that the result on monetary position is determined. It also requires that the accompanying financial statements of the prior period are presented in Mexican pesos and at the acquisition cost of the last period reported, so they can be comparable. As of January 1, 2008 the Financial Reporting Standard (B-10) “Inflation Effects” is disabled, due to this, the inflation effects are no longer recognized in accounting as of that date because of a non-inflationary environment. The adoption of this FRS will be reactivated when cumulative inflation over a period of three years exceeds 26%.

The indexes that were used to determine a non-inflationary environment were as follows:

December 31	INPC	Inflation
2013 2012	111.508 107.246	3.97% 3.57%
2011	103.551	3.82%

2) The lack of a study to determine the possible impairment or disposal of long-lived assets, FRS C-15 “Accounting for the impairment or disposal of long-lived assets”, establishes, among other things, general criteria that allows the identification and recording of losses due impairment or value decrease of tangible and non-tangible long lived assets, including good will, also, it precise concepts like sales price and use value, to valuate long lived assets and

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The main accounting policies and accounting procedures in the preparation of the financial statements are described below.

b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Statement of comprehensive income

Starting January 2013, FRS B-3 was modified to converge with the established in the Intentional Accounting Standard 1 "Presentation of Financial Statements". This FRS supersedes the previous FRS B-3 Income Statement, Bulletin B-4 Income and Comprehensive Guidance on FRS 1 "Presentation or disclosure of the profit or loss per share."

The main changes of FRS B-3 "Statement of comprehensive income" with respect to the FRS that renders are as follows:

An entity may choose to present the statement of comprehensive income in one or two statements as follows:

i) A statement showing all items that make up the net profit and loss, as well as "Other Comprehensive Income" (OCI) and participation in the OCI of other entities. This statement must be named “Statement of Comprehensive Income”, and

ii) In two statements. The first statement must include only those items that make the net profit or loss and must be named “Income Statement”, and a second statement must start from the net profit or loss that concluded the income statement and then present the OCI and OCI participation in other entities and must be named “Statement of Other Comprehensive Income”.

The OCI should be presented in the statement of comprehensive income immediately after the net profit or loss separately, the profits or net accumulated losses are clarified, separately, in the statement of financial position, within equity.

Items classified as non-ordinary, should not be presented separated; either in the financial statement or in the notes to the financial statements. The above FRS B-3 Income Statement, allowed the presentation of non-ordinary items in a separated manner.

It is considered that under other income and expenses, items considered as operational should not be included, this item must include not significant amounts, so this FRS does not requires its presentation in separated form, however, the presentation may be elaborated in a separate manner.

With respect to discontinued operations, revenues, costs and expenses arising from discontinued operations after income or loss from continuing operations should be presented; the results of the period from discontinued operations, net of income taxes and Employees' Statutory Profit Sharing (ESPS) should be included

In 2014, items of other income, other expenses and other for year 2013 were reclassified in order to compare the new Statement of Comprehensive Income.

d.	Monetary unit

Financial Statements are prepared in Mexican pesos ($), currency which, bases on Mexican laws, the company’s accounting records must be prepared.

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e.	Cash and equivalents

Mainly represented by deposits in bank accounts.

f.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

g.	Inventories

Inventories of finished goods, production in process and raw materials, are registered at its historic acquisition and production cost, using the absorbing cost system. The acquisition cost includes all associated expenses until the inventories are ready to be produced or sold. Inventories are valuated by the average cost method net form the value estimates which does not exceed their realization value.

h.	Machinery and equipment

Fixed Assets acquired from the fusion, were registered according to the historic cost of the absorbed company, adding the difference from the valuation practiced by and independent appraiser on 17th, 1996. Fixed assets acquisitions after the fusion are registered at its acquisition cost.

The acquisition cost includes all associated expenses until the fixed assets are ready to be used.

Depreciations are computed by the straight-line method, beginning in year in which assets are used, and according to the following:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

i.	Long lived assets evaluation

Impairment of long term assets – As of January 1°, 2004 The C-15 Bulletin “Impairment in the value of long lasting assets and its disposal” became effective. This bulletin requires that companies determine the effect of impairment in long lasting assets in use, in case of detection of indication of impairment or losses for impairment recognized in those assets. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the Bulletin.

j.	Income tax

The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares the accounting and tax values of them. Deferred tax are recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is recognized in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008 this FRS was modified, the main changes are:

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•	Caused and deferred Employee Profit Sharing (PTU).- This concept is considered as an ordinary expense based on the benefits to employees, that is the reason why it is now classified in the results statement in other income and expenses.

•	Cumulative Effect of Income Tax -- The previous bulletin stated that this component will be presented separately in equity, the change consists to reclassify this concept to cumulative results.

k.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure general rules of liabilities provisions, contingent assets and liabilities.

l.	Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing" with the company Desarrollo Fomento Organizativo, SA de CV, so from that date on employees of Universal Flexo, SA de CV, retaining their seniority and rights, became employees of "Desarrollo Fomento Organizativo, SA de C.V. "

m.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared

n.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

o.	Leasing

The company classifies as operative leasing those operations in which only is granted the use or possession of the leased assets, without assuming the risks or benefits of such assets. These rents are applied to the results in the period of the lease. Variable rents are applied to results as they are accrued.

p.	Income statement

Income statements are classified by its operative activities, according to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

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q.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of the exchange rates fluctuations at the date of the operation registry, at the date of realization or at the periods end valuation.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2014 and 2013, the other accounts receivable are integrated as follows:

	2014	2013
Accounts receivable to officers and employees	$-	$2,478
Sundry debtors	824,545	1,090,650
Other Collective taxes	1,067,472	1,079,730
Creditable VAT	1,948,844	259,393
	$3,840,861	$2,432,251

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2014 and 2013 is presented:

	2014	2013
Goods Sold:
CTI Industries Corporation	$21,292,943	$26,962,088

Inventory Purchases:
CTI Industries Corporation	$7,694,886	$7,824,002

Accounts receivable and (payable) to related parties are:

	Asset (Liabilitie)
	2014	2013
CTI Industries Corporation	$11,750,928	$2,762,004
Arci, S.C.	-	(1,270,619)
Pablo Gortazar de Oyarzabal	779,992	1,085,281
Calidad Empresarial Mexicana	(13,040)	(11,563)
CTF International S.A. de C.V.	-	434,463
CTI Mexico Corporation S.A. de C.V.	-	1,950,887
CTI Europe GMBH	2,217,320	619,712
Venture Leasing, S. de R.L. de C.V.	1,207,540	1,362,690
	$15,942,740	$6,932,855

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NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

	2014	2013
Finished goods	$38,494,667	$31,297,881
Packing material	2,519,357	2,529,984
Production in process	3,455,053	3,312,545
Raw materials	4,898,993	5,393,253
	$49,368,070	$42,533,663

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	2014	2013
Machinery	$25,982,728	$24,218,242
Leasehold improvements	3,003,934	3,003,934
Molds	5,426,380	5,408,630
Computer equipment and softwere	827,519	709,393
Transport equipment	297,273	297,273
Furniture and office equipment	276,723	250,861
	35,814,557	33,888,333
Depreciations and amortizations	(28,042,790)	(25,850,803)
Total Machinery and equipment	$7,771,767	$8,037,530

The depreciation and amortization method and the annual rates are stated in note 2g. The charge to results amounted $2,191,987. and $2,694,889. for the periods ended on December 31st, 2014 and 2013 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices, these agreements establishes that the term of the leasehold is of a mandatory 5 years and 5 years voluntary to the sub-lessor, the new agreement takes place since August 1st 2011 and ends on July 13, 2016.

The charge to results amounted $4,994,680. and $4,961,429.for the years ended on December 31st, 2014 and 2013 respectively

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the balance sheet are analysed as follows, as of December 31st.

	2014	2013
Accounts payable to suppliers, accrued expenses
and other accounts payable:
Suppliers	$15,200,710	$10,774,042
Salaries payable	-81,864	-302,021
Sundry creditors	2,759,411	5,420,431
Rated reserves	123,206	86,499
Taxes payable	15,330	797,768
	$18,016,793	$16,776,719

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NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2014	2013

CTI Industries
Term promissory note
 Flexo Universal, S.A. de C.V.,  hereby further promises to pay interest to the order of CTI Industries Corporation on the unpaid principal balance hereof at the Interest Rate (as hereinafter defined).  Such interest shall be paid in like money at said office or place from the date hereof, commencing March 31, 2014 and on the first day of each calendar quarter thereafter until the indebtedness evidenced by this Note is paid in full.  Interest payable upon and after an Event of Default or termination or non renewal of the Loan Agreement shall be payable upon demand.
For purposes hereof, the term "Interest Rate" shall mean a rate of two and one-half  percent (2.5%) per annum ; provided, that, at Payee's option, the Interest Rate shall mean a rate of eight percent (8.0%) per annum  upon and after an Event of Default ; the term “Event of Default shall mean the failure of Flexo Universal, S.A. de C.V., to make any payment of principal or interest when due hereunder.
This Note is issued to document amounts due from Flexo Universal, S.A. de C.V., to CTI Industries Corporation as of December 31, 2013, including $68,669 in principal amount due and $502,545 in accrued interest on indebtedness previously due from Flexo Universal, S.A. de C.V., to CTI Industries Corporation.	8,627,141	7,463,029
Current portion of long term liabilities	(8,627,141)	(7,463,029)

Loans current account 2014
Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	822452
Current portion of long term liabilities	(822,452)

CTI Balloons
Loan made by CTI BALLONS to finance the company's operation amounted $69,478 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points	1,023,744	907,744
interest payable	530,209	429,981

Pablo Gortazar

Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	980,704	980,704

Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points	272,405	391,019

	12,256,655	10,172,477
Total long term liabilities to related parties	(9,449,593)	(7,463,029)
Total current portion of long term liabilities	$2,807,062	$2,709,448

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NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2014 and 2013, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2014	2013
Assets	$1,845,213	$880,681
Liabilities	(1,620,173)	(673,003)

Excess of assets over (liabilities), assets in foreign currency	$225,040	$207,678

Assets where translated and adjusted using the exchange rate $14.7348 and $ 13.0652 pesos per US dollar, as of December 31st, 2014 and 2013 respectively. As of march 17, 2014 the exchange rate is $15.4271 pesos per dollar.

NOTE 10 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of December 31st, 2014 and 2013:

	2014	2013
Fixed capital stock	$50,000	$50,000
Variable capital stock	47,360,945	44,884,998

Total capital stock	$47,410,945	$44,934,998

The company’s capital stock is variable, with a fix minimum of $50,000 without possible of retiring. The variable part has not limit. Shares are common, nominative and are valuated as follows:

"A"	0.0679	1.00
"B"	0.0679	1.00

On April 3, 2014 the shareholders of the company agreed and approved unanimously an increase to variable share capital in the amount of $ 150,000. US dollars or its equivalent in pesos $ 2'475,947, by issuing 2'475,947 Series B common shares with nominal value of $ 1.00 each

On March 26, 2014 the shareholders of the company agreed and approved unanimously to declare a dividend payment from the income tax earnings (CUFIN) for a total of $ 190,347.77. US dollars or its equivalent in pesos $ 2'495,459.20

In the Ordinary General Meeting held the day August 5, 2013, a decrease of share capital was approved in the variable by repayment of 21,411 shares with a par value of $ 1.00 each.

In the Ordinary General Meeting held the day August 16, 2013, an increase of capital was approved in the variable through the capitalization of liabilities by the Company and for CTI Industries Corporation totalling $ 39,857,357. pesos M.N.

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NOTE 11 – EARNED (LOSS) SURPLUS:

Under Mexican laws, a legal reserve must be created and increased by annually in 5% of the retained earnings up to a total of 20% of the Company’s Capital Stock. This reserve is not available for dividends payments, but can be used to reduce accumulated losses or to be turned in capital stock.

NOTE 12 – CONTINGENCIES:

a.	Federal contributions are subject to certain reviews by the fiscal authorities, during a five year period.

b.	Due to the related parties operations there could be some differences with taxes, if the fiscal authority decides to review those transactions, and the IRS considers that the prices and amounts used by the Company were not at the same level as those used in the regular market or among independent parties in comparable transactions.

NOTE 13- INCOME TAX (IT), CORPORATE FLAT TAX RATE (IETU) AND EMPLOYEES PROFIT SHARING (PTU):

Cost (benefit) of the tax applied to result is integrated as follows:

	2014	2013
ISR payable	$6,356,134		$3,666,979
Deferred ISR	995,726	-	46,273
Deferred IETU		-	2,484,345
Net	$7,351,860		$1,136,361

a.	IT

The main differences between the accounting profit and the tax result are:

	2014		2013
Net (Loss) profit		$16,119,426		$14,451,872
Plus (minus)

Excess of accounting depreciation net over the fiscal depreciation	-	1,483,107	-	2,103,760

Excess of accounting deductions net over the fiscal deductions		8,116,711		1,309,054
Fiscal (loss) profit		22,753,030		13,657,166
Minus employee profit sharing (PTU) paid in 2012 and 2011	-	1,565,918	-	1,433,903
Tax basis to IT		21,187,112		12,223,263
Rate		0.30		0.30
IT payable (ISR)		$6,356,134		$3,666,979

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As December 31st, 2014 and 2013 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2014	2013
Year effect calculation:
Deferred expenses	$(286,898)	$(2,599,514)
Suppliers	(1,695,041)	(2,701,513)
Base	(1,981,939)	(5,301,027)
Tax Rate	0.30	0.30
	(594,582)	(1,590,308)
Accrued inventory	-	-
Total (debit) credit	(594,582)	$(1,590,308)
Recognized	(1,590,308)	(1,544,035)
Complement	$995,726	(46,273)

b.	IETU

On November 2013 tax reform was approved for 2014, the following was modified:

- New Income Tax Law, rate remaining at 30%.

- Law Corporate Flat Tax (IETU) is abrogated.

The deferred IETU registered as a liability in previous periods is cancelled because this tax law was abrogated and is no longer in force. According to IFRS 20 (Interpretations to Financial Reporting Standards in Mexico) has to be accrued in the fiscal period 2013 as income for a total amount of $2,484,345.

	2012	2011	Previous years

Trade debtors	29,013,948	$26,219,699	24,929,832
Liabilities provisions	(13,238,508)	(23,613,526)	(19,011,023)
	15,775,440	2,606,173	5,918,809
IETU rate	17.50%	17.50%	17.00%
	2,760,702	456,080	1,006,198
Inventories and fixed assets credits	(276,357)	(276,357)	(261,939)
Deferred IETU payable	2,484,345	$179,723	744,259
Recognized in previous years	179,723	744,259
Complement	2,304,622	(564,536)	744,259

c.	PTU

As mentioned in note 2 l., The Company had work obligations until January 31, 2014 date on which the company subcontract outsourcing services for personnel management. Therefore the company determined and paid Employee profit sharing (PTU) only by the time elapsed from January 1 to January 31, 2014

Employee profit sharing (PTU) which is caused at a 10% rate is calculated based on the fiscal profit, excluding the inflation effects. As of December 2014 and 2013, employee profit sharing amounts to $361,222.and $1,574,698.

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NOTE 14 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

FRS C-9 “Provisions, contingencies and commitments”

FRS C-19 “Financial Instruments payable”

FRS D-3 “Employee Benefits”

Improvements to FRS 2015

The FRS C-9 and C-19 will become effective as of January 1°, 2018; with early application permitted under the terms established in each FRS.

The FRS D-3 will become effective for the fiscal years that begin as of January 1°, 2016.

The Improvements to FRS 2015, will become effective for the fiscal years that begin as of January 1°, 2015.

Is important to note, the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

NOTE 15 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue on March 10, 2015, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S.A. de C.V.

/s/ Pablo Gortazar de Oyarzabal
Lic. Pablo Gortazar de Oyarzabal
Legal Representative

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